Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. HIRES NEW EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

West Springfield, MA—April 21, 2006— United Financial Bancorp, Inc. (the “Company”) (NASDAQ: UBNK), parent corporation of United Bank (the “Bank”) announced today that its Board of Directors approved the appointment of Mark A. Roberts to the position of Executive Vice President and Chief Financial Officer. Roberts will replace Donald F. X. Lynch, who is leaving the Company next month.

“We are pleased that Mark Roberts will be joining the management team at United Bank on May 8th,” said Richard B. Collins President and Chief Executive Officer. “He brings considerable experience in directing the accounting and financial management activities of a public company.” In his new role, Roberts will oversee all aspects of the Bank’s accounting and finance function, including financial planning and analysis, external reporting, asset liability management and the investment portfolio.

Roberts has more than 20 years of experience in accounting and finance, working most recently as the Vice President and Controller for The Connecticut Bank and Trust Company in Hartford, Connecticut. He was the Vice President of Finance at Woronoco Savings Bank in Westfield, Massachusetts for six years prior to its merger with Berkshire Bank in 2005 and worked previously as the Accounting and Finance Manager for the former SIS Bank (now TDBanknorth).

Roberts holds a Master’s Degree in Business Administration with a concentration in Finance from Western New England College and a Bachelor’s Degree in Business Administration with a concentration in Accounting from American International College. He and his family reside in South Hadley, MA.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ National Market under the symbol UBNK. As of December 31, 2005 the Company had total consolidated assets of $906.5 million. United Bank provides an array of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.